Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ABVC BioPharma, Inc.

We hereby consent to the inclusion in this POST-EFFECTIVE AMENDMENT NO. 1 to Form S-1 of ABVC BioPharma, Inc. (the “Company”), to be filed on or about May 16, 2025, of our report dated April 15, 2024, with respect to our audit of the Company’s consolidated financial statements as of December 31, 2024, and 2023 and for the years then ended.

Rowland Heights, California

May 15, 2025